EXHIBIT 16.1

July 26, 2005

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

Kyto Biopharma, Inc.

File Reference No. 000-50390

We were previously the independent registered public accounting firm for Kyto Biopharma, Inc. and under the date of June 6, 2005, we reported on the consolidated financial statements of Kyto Biopharma, Inc. and Subsidiary as of March 31, 2005 and for the years ended March 31, 2005 and 2004. On July 26, 2005, we resigned as the independent registered public accounting firm. We have read Kyto Biopharma, Inc.’s statements included in Item 4.01 as it pertains to Salberg & Company, P.A. on the Form 8-K dated July 26, 2005 of Kyto Biopharma, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements.

Very truly yours,

SALBERG & COMPANY, P.A.

/s/ SCOTT D. SALBERG, CPA, CVA

For the Firm